Berry Petroleum Company News Contact: Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202 303-999-4400
Contacts: David Wolf 303-999-4400 Todd Crabtree 866-472-8279

Berry Petroleum Reports 2008 Earnings of $2.94 Per Share and Total Production of 31,970 BOE/D

2008 Proved Reserves Increase 45% to 246 MMBOE with an F&D Cost of $12.30/BOE

Total Reserve Replacement Rate of 756% with Organic Reserve Replacement of 329%

Denver, Colorado. -- (BUSINESS WIRE) -- February 24, 2009 -- Berry Petroleum Company (NYSE:BRY) earned net income of $134 million, or $2.94 per diluted share, for the twelve months ended December 31, 2008, up 3% from 2007 net income of $130 million, or $2.89 per diluted share, according to Robert F. Heinemann, president and chief executive officer. Total revenues were $802 million for 2008 compared to $583 million in 2007. Oil and gas revenues totaled $698 million in 2008 compared to $467 million in 2007. Operating cash flow totaled $410 million in 2008 compared to $239 million in 2007.

The reported net income includes items that affect year-on-year comparisons such as the Flying J bankruptcy, dry hole & abandonment expense and reductions to rig carrying values. In total, for the full-year 2008, these items decreased net income by approximately $25 million or $0.56 per diluted share.  The Flying J bankruptcy accounts for 84% of this decrease.

Mr. Heinemann said, “2008 was another year of growth for Berry Petroleum. 2008 production averaged 31,970 barrels of oil equivalent per day (BOE/D) primarily due to the continued successful development of our Diatomite and Poso Creek California oil assets, development of our Piceance asset and our mid-year East Texas gas acquisition. Operating cash flow was very strong in 2008, up 71% from 2007 due to strong mid-year commodity prices and increasing production. We increased total proved reserves by 45% to end 2008 with 246 MMBOE at a finding and development cost (F&D) of $12.30 per BOE.  Our organic replacement from development drilling was 329% of production. Our reserve life is now 19 years and we had no impairments related to the value of our reserves.  In response to the Flying J bankruptcy and other market conditions, the Company has taken several steps including marketing of our California production to other refiners, an amendment of our debt covenants, cost reductions, and additional hedging to put our Company on sound financial footing going forward.”

Production Increased 19% in 2008 to 31,970 BOE/D

For 2008, net production averaged 31,970 barrels of oil equivalent per day (BOE/D), an increase of 19% from the 26,900 BOE/D achieved in 2007. Production from our North Midway Diatomite asset increased 86%, Poso Creek increased 57% and the Piceance assets increased 103%. Additionally, our newly acquired East Texas asset contributed approximately 5,000 BOE/D for the second half of 2008. For 2008, California accounted for 52% of daily production, the Rockies 41% and East Texas 7%. For 2008 and 2007, net production in BOE per day was as follows:

	2008 Production		2007 Production
Oil (Bbls)	20,330	64%	19,753	73%
Natural Gas (BOE)	11,638	36%	7,149	27%
Total BOE per day	31,968	100%	26,902	100%

Berry Petroleum Company News Release - February 24, 2009

The average realized sales price, after hedging, for the full-year 2008 was $59.81 per BOE, an increase of 26% over the $47.50 per BOE received in the 2007 period. For 2008 and 2007, oil and gas prices were as follows:

Average Sales Price	2008 Prices	2007 Prices	% Change
Oil (per Bbl) before hedging	$86.90	$57.85	+50%
Oil (per Bbl) after hedging	70.01	53.24	+31%
Gas (per Mcf) before hedging	6.87	4.53	+52%
Gas (per Mcf) after hedging	7.01	5.27	+33%
Per BOE before hedging	70.22	49.72	+41%
Per BOE after hedging	59.81	47.50	+26%
Avg. operating cost (O&G) per BOE	$17.10	$14.38	+19%

2008 Capital Expenditures

Development Capital expenditures totaled $398 million for 2008, with spending on new wells and workovers totaling $338 million and other facilities and fixed assets totaling $60 million.  Approximately 31% of the investment was made into the California heavy oil assets, 37% into the Rockies natural gas assets, 15% into the Rockies oil assets and 17% into the East Texas gas assets. The Company drilled 452 gross (381 net) wells in 2008, with a success rate of 99 percent.

Michael Duginski, executive vice president and chief operating officer, stated, "Our capital expenditures for 2008 totaled $398 million for development funded by $410 million in operating cash flow and $668 million in acquisitions funded through additional borrowing on our senior secured credit facility. This compares to our total capital expenditures in 2007 of $341 million, which consisted of $56 million of acquisitions and $285 million in development and other assets.”

In July 2008, the Company closed on an acquisition of properties with 100 producing natural gas wells on 4,500 net acres in Limestone and Harrison Counties of East Texas for approximately $668 million in cash, including various post closing adjustments. Berry has identified over 100 drilling locations targeting stacked pay in various productive zones including the Pettit, Travis Peak, Cotton Valley Sands, Cotton Valley Lime, Bossier Sands and the Haynesville and Bossier Shales as well as approximately 75 recompletion opportunities. Also included in the acquisition is a gathering system that is expected to gather all current and future production from the acquired properties. The Company is currently drilling with one rig and plans to begin drilling horizontal wells in the Haynesville Shale in Harrison County in the third quarter of 2009.

Mr. Duginski continued, “This was a first-rate opportunity for Berry to establish a new core area with another low geologic risk natural gas asset with a growing production profile and strong cash operating margins.  We believe this is an excellent entry into the price-favored East Texas Basin given the concentrated asset base, the attractive economics associated with the current drilling inventory and the upside potential from the Haynesville and Bossier Shales.”

Berry Petroleum Company News Release - February 24, 2009

Proved Reserves Increased 45% to 246 MMBOE

Proved oil and gas reserves were estimated at 246 million BOE as of December 31, 2008.  This represents a 45% increase compared to 169 million BOE at year-end 2007. Including acquisitions, the Company added 88.5 million BOE at a finding and development cost of $12.30 per BOE and replaced 756% of the 11.7 million BOE it produced in 2008. The organic replacement rate from development drilling was 329% supported by 20 million BOE of additions each from its N. Midway Diatomite and Piceance developments.  At year-end 2008, the Company’s proved reserve mix includes 125 million barrels of crude oil, condensate and natural gas liquids, and 724 billion cubic feet of natural gas, or 51% oil and 49% natural gas.

Geographically, 45% of proved reserves are in California, 35% are in the Rocky Mountain region and 20% in East Texas. The Company’s year-end reserves-to-production ratio increased slightly to 19 years, based on annualized fourth quarter 2008 average daily production. Proved developed reserves represent 55% of total proved reserves. At December 31, 2008 the Company had 142,000 gross developed acres (118,000 net), 354,000 gross undeveloped acres (200,000 net), and a drilling inventory of over 3,000 locations.

Fourth Quarter 2008 Results - Net Loss of ($0.27) - Production of 35,580 BOE/D

For the fourth quarter ended December 31, 2008 the Company reported a loss of ($12.0) million, or ($0.27) per diluted share compared to $32.3 million, or $0.71 per diluted share in the fourth quarter of 2007. The net loss resulted from a write-off of $38.5 million (pre-tax) of accounts receivable due from Big West of California (a subsidiary of Flying J) as a result of their bankruptcy filing in December 2008.  This write-off included crude oil sales for all of November 2008 and 22 days of December 2008 production from most of our California properties. Other notable charges taken in the fourth quarter of the year included pre-tax rig termination fees of $2.3 million, $4.2 million related to the disposal and impairment of certain drilling rigs and related equipment, and dry hole expenses of $0.7 million.

Average production was 35,583 BOE/D in the fourth quarter of 2008, up 27% from 28,023 BOE/D in the fourth quarter of 2007.  Subsequent to the Flying J bankruptcy, the Company entered into short-term contracts with other parties to receive all of its California production. Operating cash flow totaled $78 million and capital expenditures during the quarter totaled $92 million.  For the fourth quarter of 2008, oil and gas revenues were $140 million compared to $133 million in 2007 and operating cash flow was $78 million for 2008 compared to $57 million for 2007. The average realized sales price after hedging for the fourth quarter was $42.93 per BOE, down 18% from $52.32 per BOE achieved in the fourth quarter of 2007.

David Wolf, executive vice president and chief financial officer, stated, “We expect our 2009 operating cash flow to be between $175 and $200 million, which will fund our entire 2009 development program.  Our hedge position makes our 2009 operating cash flow fairly insensitive to changes in commodity prices with a $10 change in WTI prices impacting our cash flow by approximately $2 million and a $1 change in Henry Hub prices impacting our cash flow by approximately $6 million.

Berry Petroleum Company News Release - February 24, 2009

Operating Costs Breakdown

The table below reflects the breakdown in these costs for 2008 and 2007.

Per BOE	2008	2007	Change
Operating costs - oil and gas production	$17.10	$14.38	19%
Production taxes	2.56	1.75	46%
DD&A - oil and gas production	11.81	9.54	24%
G&A	4.73	4.09	16%
Interest expense	2.24	1.76	27%
Total	$38.44	$31.52	22%

Total operating costs in 2008 averaged $38.44 per BOE, a 22% increase over 2007 costs of $31.52 per BOE. Operating costs for oil and gas production for 2008 averaged $17.10 per BOE, up 19% from 2007 costs of $14.38 per BOE primarily due to higher steam costs due to increased volumes of injected steam and higher natural gas prices, increased service and labor costs and higher gas processing costs. Production taxes were 46% higher totaling $2.56 per BOE for 2008 compared to $1.75 in 2007 due to the increased value of our oil and gas production.  DD&A expenses averaged $11.81 per BOE for 2008 compared to $9.54 in 2007, primarily due to production increases from our more recent acquisitions that have a higher book cost than our legacy California assets.

2009 Business Outlook

Mr. Heinemann commented on Berry’s 2009 outlook, “After experiencing the precipitous drop in commodity prices, the Flying J bankruptcy, the proposed California severance tax which did not pass and the ongoing global financial crisis in the fourth quarter of 2008, the Company has taken a number of measures that improve its business in 2009.  These include:

•	Producing 32,000 BOE/D while balancing capital expenditures to be within cash flow.
•
Marketing all of our California production under various agreements to take advantage of the reduced heavy oil differential, which has declined from $14 per barrel at year-end 2008 to less than $9 per barrel today.

•	Targeting reductions in capital, operating and G&A expenses of 20-25%.
•	Hedging over 90% of our oil production, so that if WTI averages $40 per barrel, our realization will be $65.50 per barrel.
•	Generating between $175 and $200 million of operating cash flow.
•	Amending the covenants under our credit facility to improve our financial flexibility.
•	Using interest rate hedges to lock in LIBOR rates in the 2% range through July 2012.
•	Leveraging our diversified portfolio by investing in high return California oil projects and the development of our E. Texas assets.

Mr. Heinemann continued, “Our 2009 capital budget is $100 million and since we operate substantially all of our assets, we can manage our spending to be within our internally generated cash flows. We are working actively to reduce our operating expenses to reflect the current and expected near-term pricing environment.  Currently the budget is divided between our assets as follows: California assets, $51 million; East Texas asset, $35 million; and Rockies assets, $14 million.“

Debt Covenants Amended

Berry Petroleum Company News Release - February 24, 2009

On February 19, 2009, the Company executed a second amendment to its senior secured credit facility which, among other things, increased the maximum EBITDAX to total funded debt ratio to 4.75 through year-end 2009, to 4.50 through year-end 2010 and to 4.00 thereafter.  Additionally, the write off of $38.5 million to bad debt expense associated with the bankruptcy of Big West of California will be excluded from the calculation of EBITDAX.  The LIBOR and prime rate margins increased to between 2.25% and 3.0% based on the ratio of credit outstanding to the borrowing base.  Additionally, the annual commitment fee on the unused portion of the credit facility increased to 0.50%, regardless of the amount outstanding.

Mr. Wolf, added, “The amendment to our covenants will provide Berry the flexibility to undertake additional financing and to improve our liquidity in the current market environment. Additionally, in late 2008 we were able to add several new banks to our facility, increasing our bank commitments and liquidity by $130 million. At year-end 2008, our total debt was $1.16 billion, made up of our $200 million in senior subordinated notes and $957 million drawn under our senior secured credit facility, which has bank commitments of $1.21 billion, providing us with liquidity of $245 million.  Our EBITDAX to total funded debt ratio was 2.7 at year end.”

2009 Guidance

For 2009 the Company is issuing the following guidance ranges and previous years’ comparisons:

	Amount per BOE
	Anticipated
	range in 2009	2008
Operating costs-oil and gas production	$13.50 – 15.00	$17.10
Production taxes	1.50 – 2.00	2.56
DD&A	14.00 – 16.00	11.81
G&A	3.75 – 4.00	4.73
Interest expense	3.00 – 4.00	2.24
Total	$35.75 – 41.00	$38.44

Reconciliation of Net Income

Included in the 2008 net income number on an after tax basis are expenses related to the write-off and impairment of certain drilling rigs and obligations ($3.6 million or $0.08 per share), write off of bad debt related to the bankruptcy of Big West of California ($21.1 million or $0.47 per share) and dry hole charges ($0.4 million or $0.01 per share). On an after-tax basis these items resulted in a $25 million reduction to net income, or $0.56 per share.

Berry Petroleum Company News Release - February 24, 2009

Finding, Development & Acquisition Cost Supporting Schedule

All expenditure amounts below are estimates (unaudited)
(Amounts in millions)
2008
Acquisition Costs	$668.0
Capitalized Interest	23.2
Development Costs	397.6
Net Expenditures	$1,088.8

Total reserves added, excluding production (MMBOE)	88.5

Estimated finding, development & acquisition cost per BOE	$12.30

Teleconference Call
An earnings conference call will be held Wednesday, February 25, 2009 at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time).   Dial 1-800-561-2601 to participate, using passcode 58885351.  International callers may dial 617-213-8065.  For a digital replay available until March 11, 2009 dial 1-888-286-8010 (passcode 63530955). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "would," "will," "target," "goal," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2007 Form 10-K filed with the Securities and Exchange Commission on February 26, 2008 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations. All material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date and specifically in the Form 10-Q for the period ending September 30, 2008 filed on October 29, 2008."

Berry Petroleum Company News Release - February 24, 2009

CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)

	Three Months		Twelve Months
	12/31/08	12/31/07	12/31/08	12/31/07
Revenues
Sales of oil and gas	$140,288	$133,467	$697,977	$467,400
Sales of electricity	12,302	14,915	63,525	55,619
Gas marketing	$7,704		35,750	-
Gain (loss) on sale of assets	(1,807)	2,356	(1,297)	54,173
Interest and other, net	1,481	2,511	5,576	6,265
Total	159,968	153,249	801,531	583,457
Expenses
Operating costs – oil & gas	47,246	37,889	200,098	141,218
Operating costs – electricity	9,271	10,966	54,891	45,980
Production taxes	6,777	4,918	29,898	17,215
Depreciation, depletion & amortization - oil & gas	41,649	28,212	138,237	93,691
Depreciation, depletion & amortization - electricity	821	907	2,812	3,568
Gas Marketing	5,985		32,072	-
General and administrative	18,286	10,918	55,353	40,210
Interest	9,765	3,693	26,209	17,287
Commodity derivatives	186	-	358	-
Dry hole, abandonment, impairment & exploration	3,154	4,315	12,316	13,657
Bad debt expense	38,665	-	38,665	-
Total	181,805	101,818	590,909	372,826

Income (loss) before income taxes	(21,837)	51,431	210,622	210,631
Income tax provision (benefit)	(9,846)	19,170	77,093	80,703

Net income (loss)	$(11,991)	$32,261	$133,529	$129,928

Basic net income (loss) per share	$(0.27)	$0.73	$3.00	$2.95
Diluted net income (loss) per share	$(0.27)	$0.71	$2.94	$2.89
Cash dividends per share	$0.075	$0.075	$.30	$.30

Weighted average common shares:
Basic	44,543	44,238	44,485	44,075
Diluted	45,155	45,238	45,395	44,906

Berry Petroleum Company News Release - February 24, 2009

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	12/31/08	12/31/07
Assets
Current assets	$189,080	$161,019
Property, buildings & equipment, net	2,254,425	1,275,091
Fair value of derivatives	79,696	-
Other assets	19,182	15,996
	$2,542,383	$1,452,106
Liabilities & Shareholders’ Equity
Current liabilities	$260,625	$271,369
Deferred taxes	270,323	128,824
Long-term debt	1,131,800	445,000
Other long-term liabilities	47,888	38,481
Fair value of derivatives	4,203	108,458
Shareholders’ equity	827,544	459,974
	$2,542,383	$1,452,106

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Twelve Months
	12/31/08	12/31/07
Cash flows from operating activities:
Net income	$133,529	$129,928
Depreciation, depletion & amortization (DD&A)	141,049	97,259
Dry hole & impairment	9,932	12,951
Deferred income taxes	67,982	62,465
Commodity derivatives	(108)	574
Stock based compensation	9,313	8,200
(Gain) loss on sale of asset	1,297	(54,173)
Cash paid for abandonment	(4,607)	(1,188)
Other, net	(756)	3,561
Change in book overdraft	23,984	(9,400)
Allowance for bad debt	38,511	-
Net changes in operating assets and liabilities	(10,557)	(11,298)

Net cash provided by operating activities	409,569	238,879

Net cash used in investing activities	(1,086,769)	(287,213)
Net cash provided by financing activities	677,124	48,234

Net decrease in cash and cash equivalents	(76)	(100)

Cash and cash equivalents at beginning of year	316	416

Cash and cash equivalents at end of period	$240	$316

Berry Petroleum Company News Release - February 24, 2009

COMPARATIVE OPERATING STATISTICS
(unaudited)
	Three Months			Twelve Months
	12/31/08	12/31/07	Change	12/31/08	12/31/07	Change
Oil and gas:
Heavy Oil Production (Bbl/D)	15,999	16,595		16,633	16,170
Light Oil Production (Bbl/D)	3,659	3,395		3,697	3,583
Total Oil Production (Bbl/D)	19,658	19,990		20,330	19,753
Natural Gas Production (Mcf/D)	95,548	48,196		69,834	42,895
Net production-BOE per day	35,583	28,023	+28%	31,968	26,902	+19%
Per BOE:
Average sales price before hedges	$38.45	$60.38	-36%	$70.22	$49.72	+41%
Average sales price after hedges	$42.93	$52.32	-18%	$59.81	$47.50	+26%

Oil, per Bbl:
Average WTI price	$59.08	$90.50	-35%	$99.75	$72.41	+38%
Price sensitive royalties	(1.69)	(6.68)		(2.95)	(5.03)
Gravity differential and other	(8.55)	(9.92)		(11.32)	(9.53)
Crude oil hedges	4.69	(13.57)		(16.89)	(4.61)
Correction to royalties payable	-	-		1.42	-
Average oil sales price after hedging	53.53	60.33	-11%	$70.01	$53.24	+31%

Natural gas price:
Average Henry Hub price per MMBtu	6.95	7.39	-6%	$9.04	$7.12	+27%
Conversion to Mcf	.35	.35		.45	.34
Natural gas hedges	.70	.91		.14	.74
Location, quality differentials, other	(3.02)	(3.21)		(2.62)	(2.93)
Avg. gas sales price after hedging	4.98	5.44	-8%	7.01	5.27	+33%

Operating costs	$14.43	$14.70	-2%	$17.10	$14.38	+19%
Production taxes	2.07	1.91	8%	2.56	1.75	+46%
Total operating costs	16.50	16.61	-1%	19.66	16.13	+22%

DD&A - oil and gas	12.72	10.94	16%	11.81	9.54	+24%
General & administrative expenses	5.59	4.24	32%	4.73	4.09	+16%

Interest expense	$2.98	$1.43	108%	$2.24	$1.76	+27%

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